Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Delta Air Lines, Inc. for the registration of Pass Through Certificates, Series 2009-1 and to the incorporation by reference therein of our report dated February 28, 2008, with respect to the consolidated financial statements of Northwest Airlines Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2007 included in the Form 8-K/A dated November 7, 2008 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, Georgia
November 16, 2009